                                                                     Exhibit 3.6

                             GREAT-WEST LIFECO INC.

                            100 OSBORNE STREET NORTH

                           WINNIPEG, MANITOBA R3C 3A5


                          2001 ANNUAL INFORMATION FORM


                              DATED APRIL 25, 2002

                             GREAT-WEST LIFECO INC.

                          2001 ANNUAL INFORMATION FORM

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
General Information.......................................................2

   Translation of United States dollars...................................2

   Incorporation..........................................................2 - 3

General Development of the Business.......................................3

Narrative Description of the Business ....................................4

   Products ..............................................................4 - 6

   Marketing and Distribution.............................................6 - 7

   Selected Consolidated Information......................................8 - 12

   Investment Activities .................................................13 - 22

   Accounting ............................................................23

   Policy Liabilities ....................................................23

   Income Taxes ..........................................................23 - 24

   Premium Taxes .........................................................24

   Management's Discussion and Analysis ..................................24

   Market for Securities..................................................24

   Glossary of Insurance and Financial Terms..............................24

   Directors and Officers.................................................25 - 28

   Additional Information ................................................29

                               GENERAL INFORMATION

Great-West Lifeco Inc. ("Lifeco") is a financial services holding company that owns 100% of the voting shares of The Great-West Life Assurance Company ("Great-West"), a Canadian life insurance company, and, indirectly, 100% of the voting shares in Great-West Life & Annuity Insurance Company ("GWL&A"), an insurance company domiciled in the State of Colorado. Great-West is governed by the Insurance Companies Act (Canada) (the "ICA"). Under the ICA, financial statements, unless otherwise specified by the Superintendent of Financial Institutions, Canada, are to be prepared in accordance with generally accepted accounting principles.

Certain of the 2000 amounts presented for comparative purposes have been reclassified to conform with the presentation adopted in the current year.

Unless otherwise specified, the information contained herein is presented as at December 31, 2001.

                      TRANSLATION OF UNITED STATES DOLLARS

Throughout this report, United States dollar assets and liabilities are translated into Canadian dollars at the market rate at December 31. All income and expense items are translated at an average rate for the year. The rates employed by year are:

                    December       Balance Sheet      Operations
                    --------       -------------      ----------
                      2001            1.5930            1.5490
                      2000            1.5000            1.4853
                      1999            1.4433            1.4856

The effective rate for the translation of GWL&A's net income reflects the translation of U.S. dollar operations at the average daily rate for the period, together with realized gains and losses associated with forward foreign exchange contracts used to manage the translation volatility. For the period ended December 31, 2001, excluding charges related to Alta, the effective rate was $1.4858 ($1.5135 for the period ended December 31, 2000).

                                  INCORPORATION

Lifeco was incorporated under the Canada Business Corporations Act on November 8, 1979 as 94972 Canada Inc. Its name was changed to Great-West Lifeco Inc. and its capital structure was reorganized by Certificate of Amendment dated May 15, 1986. Its articles, as further amended, were restated by Restated Certificate of Incorporation dated August 7, 1997 and were subsequently amended by (i) Certificate of Amendment dated November 6, 1997 pursuant to which 32,000,000 Class A Preferred Shares were designated as "Non-Cumulative Class A Preferred Shares, Series 1" and the rights, privileges, restrictions and conditions attached thereto were established, (ii) Certificate of Amendment dated September 9, 1998 pursuant to which Lifeco's common shares were subdivided on a two for one basis, and (iii) Certificate of Amendment dated March 3, 1999 pursuant to which 8,000,000 First Preferred Shares were designated as "Non-Cumulative First Preferred Shares, Series D" and the rights, privileges, restrictions and conditions attached thereto were established.

Lifeco owns 100% of the voting shares of Great-West, and 25.81% of the non-voting shares of Great-West. The principal subsidiary of Great-West is London Insurance Group Inc. ("LIG"), a company continued under the Canada Business Corporations Act. Great-West owns 100% of the voting shares of LIG. LIG owns 100% of the voting shares of London Life Insurance Company ("London Life") and Lifeco owns 100% of the non-voting shares of London Life.

On December 31, 2000 Great-West conveyed ownership of GWL&A to a newly-formed wholly owned subsidiary of Lifeco.

GWL&A, a stock life insurance company organized in 1907, is domiciled in Colorado.GWL&A is a wholly-owned subsidiary of GWL&A Financial Inc. ("GWL&A Financial"), a Delaware holding company. GWL&A Financial is an indirect wholly-owned subsidiary of Lifeco. Lifeco currently has no other holdings and carries on no businesses or activities that are unrelated to its holdings in Great-West and GWL&A and their subsidiaries. Lifeco is not restricted to investing in Great-West and GWL&A, and may make other investments in the future.

                         GENERAL DEVELOPMENT OF BUSINESS

Through Great-West and its major subsidiary London Life in Canada and GWL&A in the United States, a wide range of life insurance, health insurance, and retirement and investment products are offered to individuals, businesses and other private and public organizations. As well, through its subsidiaries, Great-West offers specialty reinsurance in specific niche markets.

At December 31, 2001, 55% of Lifeco's total assets under administration were attributable to its Canadian business, compared to 56% at December 31, 2000, and 45% were attributable to its United States business, compared to 44% at December 31, 2000. Lifeco received 71% of its premium income for risk products in 2001 from Canada and 29% from the United States compared to 66% and 34% respectively in 2000. See the tables of premiums set forth on pages 10 through 12.

The insurance business in both Canada and the United States is highly competitive and participants in the industry frequently introduce new products and utilize new marketing approaches. Great-West, London Life and GWL&A have been able to compete successfully by identifying specific market niches and developing specific products so that they have improved and expanded their product base and market share.

                      NARRATIVE DESCRIPTION OF THE BUSINESS

PRODUCTS

The premium income analysis tables (pages 10 - 12) identify the sources of consolidated premium income from its various products according to the classifications described below for the three years 1999 to 2001. The amount of claims paid under Administrative Services Only (ASO) health insurance plans are considered group health self-funded premium equivalents in assessing the growth of Great-West's consolidated premium income. Health care costs under ASO plans are primarily the responsibility of the employer, rather than the insurance company, which is paid administrative fees for providing the claim payment facility. This method of managing Great-West and GWL&A's risk exposure reduces the volatility of income while at the same time provides an acceptable level of return on invested equity.

As part of their product lines, Great-West, London Life and GWL&A have segregated investment fund assets under administration which are managed on a fee basis and total $38.9 billion ($37.2 billion at December 31, 2000). These funds are predominantly employed to fund retirement savings plan obligations of group and individual clients. Apart from the death and maturity benefit guarantees, clients bear the full investment risk of, and receive all the benefits from, the assets of the funds. The amount of deposits to segregated fund accounts should be considered in assessing the consolidated premium income of Lifeco.

The major business units of Great-West in Canada are:

GROUP INSURANCE

Great-West provides a wide range of group insurance products and services under its own brand to close to 25,000 employers across Canada. The Company has a significant presence in all market segments - by region, case size and product. Group insurance products include: life and accidental death and dismemberment insurance, short and long-term disability insurance, health and drug coverages not provided by government plans, dentalcare, visioncare and employee assistance plans.

INDIVIDUAL INSURANCE AND INVESTMENT PRODUCTS

INDIVIDUAL LIFE INSURANCE

Great-West and London Life manufacture and service a wide range of life insurance products for individuals under their respective brands, including participating and non-participating whole life, universal life and term insurance. These products are designed to meet Canadian consumers' evolving needs ranging from basic life insurance protection to advanced tax and estate planning.

LIVING BENEFITS

Great-West manufactures and services a range of disability and critical illness products for individuals under the Great-West brand. The Company's disability insurance products are designed to meet the unique personal and business needs of professionals, partners, business owners and employees. Critical illness insurance is designed to complement disability and life insurance protection by providing a one-time lump sum benefit to help cover additional expenses associated with specified critical conditions.

RETIREMENT AND INVESTMENT SERVICES

Great-West and London Life provide long-term savings and investment products for individuals and employer groups. The companies focus sales and reinvestment activities on investment funds. These include 250 segregated funds as well as an exclusive family of 40 mutual funds, the Quadrus Group of Funds(TM), available through Quadrus Investment Services. The Quadrus Group of Funds include several manufactured by Mackenzie Financial Corporation.

A subsidiary of London Life, Quadrus Investment Services is a mutual fund dealer for registered investment representatives associated with both Great-West and Freedom 55 Financial(TM) (a division of London Life). Quadrus also offers investment representatives access to about 1,500 third-party mutual funds through an accommodation service.

REINSURANCE AND SPECIALTY GENERAL INSURANCE

This segment primarily reflects the operations of major subsidiaries of London
Life:

     - London Reinsurance Group (LRG) enters into reinsurance contracts which are agreements in which an insurer transfers certain risks on its insurance policies to another insurer, called a reinsurer. LRG reinsures life, property and casualty, accident and health and annuity business.

     - London Guarantee focuses on underwriting specialty insurance products in niche markets within the property and casualty insurance marketplace in Canada. London Guarantee was sold on March 21, 2002, to the St. Paul Companies of Saint Paul, Minnesota.

The major business units of GWL&A in the United States are:

EMPLOYEE BENEFITS

The Employee Benefits division provides a full range of employee benefit products to more than 13,000 employers across the United States. To better meet the needs of this variety of employers, GWL&A introduced two units - one focuses exclusively on the 20 to 500 life employer, and the other on the 500-plus employer. GWL&A offers these employers the advantage of a strategic benefits solution - an integrated package of group life and disability insurance, an attractive managed care portfolio that includes a range of health care options, flexible spending accounts, and 401(k) savings plans provided by the Financial Services division.

FINANCIAL SERVICES

The Financial Services Division primarily develops, administers and sells retirement savings and life insurance products and services for individuals, and employees of state and local governments, hospitals, non-profit organizations and public school districts.

GWL&A's core savings business is the public/non-profit (P/NP) pension market, providing investment products, administrative and communication services to employees of state and local governments (IRC Section 457 Deferred Compensation Plans), as well as employees of hospitals, non-profit organizations and public school districts (IRC Section 401, 403(b), 408 and 457 plans).

In addition, Financial Services is responsible for the 401(k) annuity product, which is marketed to employers as part of the Employee Benefit strategic solution and currently has more than 546,000 participants enrolled. GWL&A offers both guaranteed and variable options to the employees, with the majority of the cash flow to the separate account variable option. GWL&A has implemented online enrollment capabilities for 401(k) participants, as well as an online investment advisor to provide 401(k) participants with personal investment advice via the internet.

MARKETING AND DISTRIBUTION

CANADA - GREAT-WEST AND LONDON LIFE

Great-West's group insurance products and services are marketed to mid-size and large organizations primarily through brokers and independent consultants, affiliated agents, and Great-West and Freedom 55 Financial security advisors supported by 236 group sales and service representatives located in 15 group offices across Canada. Sales to small groups (less than 35 employees) are primarily through Great-West and Freedom 55 Financial security advisors and intercorporate marketing agreements, supported by 156 employee benefit specialists and service representatives located in 26 Resource Centres across Canada.

Great-West's individual life, living benefits (disability income and critical illness), and individual retirement and investment (guaranteed and segregated funds) products are marketed by 831 Great-West financial security advisors, brokers, and representatives of other financial services companies through special marketing arrangements. The most significant arrangements are with London Life, through its Freedom 55 Financial division, and Investors Group. Career support for financial security advisors and product support for all channels is provided through 29 Resource Centres located in all provinces except Prince Edward Island.

London Life's individual life and retirement and investment products are marketed exclusively through Freedom 55 Financial security advisors. Freedom 55 Financial has 2,777 financial security advisors and more than 230 management staff located in 70 financial centres across Canada.

Group retirement products and services are marketed through Group Retirement Services sales and service staff located in regions throughout the country. These products are sold by Freedom 55 Financial and Great-West financial security advisors, as well as by group retirement brokers and consultants.

Quadrus Investment Services, a wholly owned subsidiary of London Life, provides broker-dealer services to registered Great-West and Freedom 55 Financial investment representatives, who also market Quadrus Group of Funds.

Great-West and London Life also have marketing arrangements with other companies to offer third-party products through the Great-West and Freedom 55 Financial distribution channels. Alliances with two other leading insurers have expanded the life insurance and investment products offered by both Great-West and Freedom 55 Financial security advisors. These products meet client needs where Great-West or London Life could not otherwise offer sufficiently competitive products.

INTERNATIONAL - (LIG)

London Insurance Group offers reinsurance products through London Reinsurance Group (LRG). Reinsurance contracts are legal agreements in which an insurer transfers certain risks on its insurance policies to another insurer, called a reinsurer. LRG reinsures life, property and casualty, accident and health and annuity business. Contracts are custom designed, underwritten and marketed to major insurance and reinsurance companies around the world, but primarily in the United States and Europe.

UNITED STATES - GWL&A

GWL&A is authorized to engage in the sale of life insurance, accident and health insurance and annuities. It is qualified to do business in all states in the United States except NewYork, and in the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. The Company conducts business in New York through its subsidiary, First Great-West Life & Annuity Insurance Company. GWL&A is also a licensed reinsurer in the state of New York.

The Company offers employers a total benefits solution - an integrated package of group life and disability insurance, managed-care programs, 401(k) savings plans and flexible spending accounts. Through integrated pricing, administration, funding, and service, the Company helps employers provided cost-effective benefits that will attract and retain quality employees, and at the same time, helps employees reach their personal goals by offering benefit choices, along with information needed to make appropriate choices. Many customers also find this integrated approach appealing because their benefit plans are administered through a single company with linked systems that provide on-line administration and account access, for enhanced efficiency and simplified plan administration.

The Company's core retirement savings business is in the public/non-profit pension market. The Company provides investment products, and administrative and communication services, to employees of state and local governments (Internal Revenue Code Section 457 plans), as well as employees of hospitals, non-profit organizations, and public school districts (Internal Revenue code Section 401, 403(b), 408, and 457 plans). The Company provides pension plan administrative services through a subsidiary company, Financial Administrative Services Corporation (FASCorp). The Company provides marketing and communication services through another subsidiary company, BenefitsCorp, Inc., and through BenefitsCorp Equities, Inc., a broker-dealer subsidiary of BenefitsCorp, Inc. (collectively, BenefitsCorp).

GWL&A has entered into a marketing agreement with Charles Schwab & Co., Inc. to sell individual fixed and variable qualified and non-qualified deferred annuities.

Benefits Communication Corporation ("BenefitsCorp"), a wholly-owned subsidiary of GWL&A, distributes defined contribution pension products and services to over 1,700 public/non-profit groups, including governmental entities, hospitals and non-profit organizations and public school districts. There are 15 regional BenefitsCorp offices with 168 sales personnel. BenefitsCorp sales personnel sell to employees of public and private sector employers and offer one or more financial service products to employees through a program arranged with the employer.

Financial Administrative Services Corporation (FASCorp), formed in 1993, is a wholly-owned subsidiary of GWL&A with the sole purpose of providing comprehensive administrative and recordkeeping services for financial institutions and employer-sponsored retirement plans.

The United States insurance markets are all extremely competitive. Within the employee benefit market, GWL&A believes that it has sufficient critical mass; a highly trained marketing organization; a decentralized and highly cost effective Benefit Payment Organization; and the necessary managed health care expertise to grow profitably. GWL&A's pension operations are tightly focused on the voluntary retirement savings niche, where it is a market leader, and where it expects to continue to develop this market in the future. GWL&A expects a period of consolidation to occur and in order to be well positioned when this occurs, GWL&A continues to closely manage expenses and strengthen its wholesale distribution channels.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
The following tables set forth certain information concerning Lifeco for the periods indicated:

                                                                                                   Compound
                                                           For the years ended December 31          Growth
                                                       --------------------------------------      Rate (%)
                                                         2001(1)        2000          1999        1999-2001
                                                       ----------    ----------    ----------     ---------
                                                       (in millions except per share amounts)
                                                                    (unaudited)
FOR THE PERIOD
    Premium and fee income including risk premiums,
    self-funded premium equivalents and segregated
    fund deposits
        - Life insurance                               $    3,925    $    3,661    $    3,323           8.7
        - Annuities                                         7,641         8,551         6,373           9.5
        - Health insurance                                 13,205        11,784         8,169          27.1
        - Reinsurance                                       3,359         2,810         2,023          28.9
        - Property & casualty insurance                        96            68            52          35.9
        - Fee & other income                                1,858         1,641         1,222          23.3
    Net income                                                546           674           569          (2.0)
    Preferred shareholder dividends paid                       31            31            33          (3.1)
    Net income - common shareholders                          515           643           536          (2.0)
    Return on common shareholders' equity                    13.7%         18.6%         17.1%        (10.5)
PER SHARE
    Earnings per common share                                1.39          1.72          1.43          (1.4)
    Book value per common share                             10.47          9.81          8.70           9.7
    Dividends paid per share
        Series A First Preferred                                -             -       0.46875             -
        Series B First Preferred                           1.8625        1.8625        1.8625             -
        Series C First Preferred                           1.9375        1.9375        1.9375             -
        Series D First Preferred                           1.1750        1.1750       0.94805             -
        Class A Series 1                                     1.25          1.25          1.25             -
        Common                                               0.78          0.65          0.53          21.3
AT PERIOD ENDING
    Life insurance in force (face amount)                 487,216       501,838       471,078           1.7
    Annuities in force (funds held)                        49,306        48,690        47,255           2.1
    Health insurance in force (annualized premiums)        14,045        13,903         9,238          23.3
    Total assets under administration                      98,026        92,913        87,240           6.0
    Long term debt
        - Mortgages on real estate                            156           158           155           0.3
        - Reinsurance debt & other notes payable               25            25            36         (16.7)
        - Senior debentures                                   679           463           352          38.9
                                                       ----------    ----------    ----------    ----------
                                                              860           646           543          25.8
    Capital stock and surplus
        - Non-cumulative preferred shares                     530           530           530             -
        - Common shares                                     1,553         1,556         1,561          (0.3)
        - Surplus                                           2,314         2,094         1,698          16.7
                                                       ----------    ----------    ----------    ----------
        - Total                                             4,397         4,180         3,789           7.7
                                                       ----------    ----------    ----------    ----------
    Number of employees                                    15,111        14,565        13,728           4.9

(1) Includes two specific non-recurring charges, comprised of a third quarter claims provision in Canadian Operations of $73 million after-tax in the shareholder account, from the events of September 11, 2001, and a second-quarter charge of $165 million in United States Operations associated with Alta Health and Life Insurance Company.

The following table summarizes the operating results of Lifeco for the periods indicated:

                                                                                                 Compound
                                                          For the years ended December 31         Growth
                                                       --------------------------------------    Rate (%)
                                                         2001(1)        2000         1999        1999-2001
                                                       ----------    ----------    ----------   -----------
                                                       (in millions except per share amounts)
                                                                    (unaudited)
Income
    Premium income                                     $   10,477    $    9,976    $    8,526          10.9
    Net investment income                                   3,713         3,649         3,580           1.8
    Fee and other income                                    1,858         1,641         1,222          23.3
                                                       ----------    ----------    ----------   -----------
                                                           16,048        15,266        13,328           9.7
                                                       ----------    ----------    ----------   -----------
Benefits and expenses
    Paid or credited to policyholders
    including dividends and experience refunds             12,030        11,374         9,936          10.0
    Commissions, expenses and taxes                         3,362         3,090         2,640          12.8
                                                       ----------    ----------    ----------   -----------
                                                           15,392        14,464        12,576          10.6
                                                       ----------    ----------    ----------   -----------
Net income before minority and
    other interests                                    $      656    $      802    $      752          (6.6)

Minority and other interests of The Great-West Life
    Assurance Company and its subsidiaries
    Participating policyholder                                 20            27            83         (50.9)
    Preferred shareholder dividends                            22            33            34         (19.6)
    Minority shareholder interest                               2             3             6         (42.3)
                                                       ----------    ----------    ----------   -----------
                                                       $       44    $       63    $      123         (40.2)
                                                       ----------    ----------    ----------   -----------
Net income before amortization of goodwill             $      612    $      739    $      629          (1.4)
    Amortization of goodwill                                   66            65            60           4.9
                                                       ----------    ----------    ----------   -----------
Net income                                             $      546    $      674    $      569          (2.0)
                                                       ==========    ==========    ==========   ===========

SUMMARY OF NET INCOME
Preferred shareholder dividends                        $       31    $       31    $       33          (3.1)
Net income - common shareholder                               515           643           536          (2.0)
                                                       ----------    ----------    ----------   -----------
Net income                                             $      546    $      674    $      569          (2.0)
                                                       ==========    ==========    ==========   ===========
Earnings per common share                              $     1.39    $     1.72    $     1.43          (1.4)

                         QUARTERLY FINANCIAL INFORMATION

                              Total        Total Assets Under        Net Income           Net Earnings
Eight Quarters               Revenue         Administration      Common Shareholder     Per Common Share
                           -----------     ------------------    ------------------     ----------------
                                              (in millions except per share amounts)
                                                           (unaudited)
    2001  Fourth Quarter   $     4,286       $       98,026           $ 189                $     0.51
          Third Quarter          3,922               93,850             124                      0.33
          Second Quarter         4,051               93,390              36                      0.10
          First Quarter          3,789               93,518             166                      0.45

    2000  Fourth Quarter   $     4,242       $       92,913           $ 174                $     0.47
          Third Quarter          3,705               94,544             164                      0.44
          Second Quarter         3,728               92,261             164                      0.43
          First Quarter          3,591               90,575             141                      0.38

(1) Includes two specific non-recurring charges, comprised of a third quarter claims provision in Canadian Operations of $73 million from the events of September 11, 2001, and a second-quarter charge of $165 million in United States Operations associated with Alta Health and Life Insurance Company.

The following tables summarize premium income for Lifeco for the periods indicated:

                       Premium Income Analysis in Dollars
                                   (unaudited)

                                                                                                  Compound
                                                           For the years ended December 31         Growth
                                                       ---------------------------------------    Rate (%)
                                                          2001          2000          1999       1999-2001
                                                       -----------   -----------   -----------   -----------
                                                                     (unaudited)
Business category
    Individual                                         $     2,418   $     2,663   $     2,660          (4.7)
    Group                                                    4,588         4,435         3,791          10.0
    Corporate                                                   16             -             -           N/A
    Reinsurance                                              3,359         2,810         2,023          28.9
    Property & Casualty                                         96            68            52          35.9
                                                       -----------   -----------   -----------   -----------
    Total                                                   10,477         9,976         8,526          10.9
                                                       ===========   ===========   ===========   ===========

Product lines
    Life insurance                                           2,926         3,120         3,026          (1.7)
    Annuity                                                    990           991           720          17.3
    Health insurance                                         3,106         2,987         2,705           7.2
    Reinsurance                                              3,359         2,810         2,023          28.9
    Property & Casualty                                         96            68            52          35.9
                                                       -----------   -----------   -----------   -----------
                                                            10,477         9,976         8,526          10.9
                                                       ===========   ===========   ===========   ===========

Geographic
    Canada                                                   7,451         6,626         5,765          13.7
    United States                                            3,026         3,350         2,761           4.7
                                                       -----------   -----------   -----------   -----------
    Total                                                   10,477         9,976         8,526          10.9
                                                       ===========   ===========   ===========   ===========

Segregated Fund Deposits not included above
    Canada                                                   2,631         3,490         2,113          11.6
    United States                                            5,019         4,611         3,837          14.4
                                                       -----------   -----------   -----------   -----------
    Total                                                    7,650         8,101         5,950          13.4
                                                       ===========   ===========   ===========   ===========

Claims paid under administrative services only
plans not included above
    Canada                                                   1,238         1,102         1,039           9.2
    United States                                            8,861         7,695         4,425          41.5
                                                       -----------   -----------   -----------   -----------
    Total                                                   10,099         8,797         5,464          36.0
                                                       ===========   ===========   ===========   ===========

Premiums including segregated fund deposits and
claims paid under administrative services only plans
    Canada                                                  11,320        11,218         8,917          12.7
    United States                                           16,906        15,656        11,023          23.8
                                                       -----------   -----------   -----------   -----------
    Total                                              $    28,226   $    26,874   $    19,940          19.0
                                                       ===========   ===========   ===========   ===========

                     Premium Income Analysis in Percentages
                                   (unaudited)

                                                         For the years ended December 31
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
Business category
    Individual                                               23.1         26.7         31.2
    Group                                                    43.8         44.4         44.5
    Corporate                                                 0.1            -            -
    Reinsurance                                              32.1         28.2         23.7
    Property & Casualty                                       0.9          0.7          0.6
                                                       ----------   ----------   ----------
    Total                                                     100          100          100
                                                       ==========   ==========   ==========

Product lines
    Life insurance                                           27.9         31.3         35.5
    Annuity                                                   9.5          9.9          8.5
    Health insurance                                         29.6         29.9         31.7
    Reinsurance                                              32.1         28.2         23.7
    Property & Casualty                                       0.9          0.7          0.6
                                                       ----------   ----------   ----------
                                                              100          100          100
                                                       ==========   ==========   ==========

Geographic
    Canada                                                     71           66           68
    United States                                              29           34           32
                                                       ----------   ----------   ----------
    Total                                                     100          100          100
                                                       ==========   ==========   ==========

Segregated Fund Deposits not included above
    Canada                                                     34           43           36
    United States                                              66           57           64
                                                       ----------   ----------   ----------
    Total                                                     100          100          100
                                                       ==========   ==========   ==========

Claims paid under administrative services only
plans not included above
    Canada                                                     12           12           19
    United States                                              88           88           81
                                                       ----------   ----------   ----------
    Total                                                     100          100          100
                                                       ==========   ==========   ==========

Premiums including segregated fund deposits and
claims paid under administrative services only plans
    Canada                                                     40           42           45
    United States                                              60           58           55
                                                       ----------   ----------   ----------
    Total                                                     100          100          100
                                                       ==========   ==========   ==========

The following tables supplement the foregoing with a detailed breakdown of premiums generated from business in each of Canada and the United States for the three years 1999 to 2001.

Premiums Canada & U.S.

                                                                 Premiums - Canada

                                                         For the years ended December 31
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
                                                                  (in millions)
                                                                   (unaudited)
Life insurance and annuity premiums
      Life insurance
        Individual                                     $    1,589   $    1,560   $    1,538
        Group                                                 378          370          355
        Corporate                                              16            -            -
      Annuities
        Individual                                            106          141          157
        Group                                                 141           66          151
                                                       ----------   ----------   ----------
      Total                                            $    2,230   $    2,137   $    2,201

Health insurance premiums                                   1,766        1,611        1,489
Claims paid under administrative services only plans
      not included above                                    1,238        1,102        1,039
Segregated fund deposits not included above                 2,631        3,490        2,113
Reinsurance                                                 3,359        2,810        2,023
Property & Casualty                                            96           68           52
                                                       ----------   ----------   ----------
TOTAL CANADA                                           $   11,320   $   11,218   $    8,917
                                                       ==========   ==========   ==========

                                                             Premiums - United States

                                                         For the years ended December 31
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
                                                                  (in millions)
                                                                   (unaudited)
Life insurance and annuity premiums
      Life insurance
        Individual                                     $      565   $      814   $      838
        Group                                                 378          376          295
      Annuities
        Individual                                             31           31           16
        Group                                                 712          753          396
                                                       ----------   ----------   ----------
      Total                                            $    1,686   $    1,974   $    1,545

Health insurance premiums                                   1,339        1,376        1,216

Claims paid under administrative services only plans
      not included above                                    8,862        7,695        4,425

Segregated fund deposits not included above                 5,019        4,611        3,837
                                                       ----------   ----------   ----------
TOTAL UNITED STATES                                    $   16,906   $   15,656   $   11,023
                                                       ==========   ==========   ==========

TOTAL COMPANY                                          $   28,226   $   26,874   $   19,940
                                                       ==========   ==========   ==========

INVESTMENT ACTIVITIES

The consolidated investment income derived from the investment of Lifeco's consolidated assets makes an important contribution to the results of its operations. This consolidated investment income has grown over the past three years reflecting the growth in Lifeco's portfolio of assets.

INVESTMENT INCOME

The following table outlines the composition of consolidated investment income for the three years 1999 to 2001.

                                                          For the years ended December 31
                                                       --------------------------------------
                                                          2001          2000          1999
                                                       ----------    ----------    ----------
                                                                   (in millions)
                                                                    (unaudited)
(i)   Investment income earned from:
      Bonds                                            $  2,333.2    $  2,311.3    $  2,226.3
      Mortgage loans                                        683.7         655.6         695.9
      Stocks                                                 57.6         (10.2)         33.4
      Real estate                                            87.4          73.5          65.2
      Loans to policyholders                                431.4         387.3         343.5
      Other                                                 (22.0)          2.8           0.2
                                                       ----------    ----------    ----------
      Sub-total                                           3,571.3       3,420.3       3,364.5
                                                       ----------    ----------    ----------

(ii)  Amortization of gains and losses:
      Bonds                                                  90.8         101.5         128.2
      Mortgage loans                                         18.2          15.7          16.1
      Stocks                                                 87.1         109.2          80.6
      Real estate                                            21.0          17.2           9.6
                                                       ----------    ----------    ----------
      Sub-total                                             217.1         243.6         234.5
                                                       ----------    ----------    ----------

(iii) Provision for credit losses:
      Bonds                                                  (8.5)        (14.4)            -
      Mortgage loans                                          4.3          29.3          16.1
      Real estate                                             0.3           1.3           1.6
                                                       ----------    ----------    ----------
      Sub-total                                              (3.9)         16.2          17.7
                                                       ----------    ----------    ----------

(iv)  Provision for deterioration of
      real estate market values                                 -             -             -
                                                       ----------    ----------    ----------

(v)   Investment expenses                                   (33.8)        (30.1)        (38.1)
                                                       ----------    ----------    ----------

(vi)  Lifeco entity investment income                       (37.6)         (0.4)          1.8
                                                       ----------    ----------    ----------

Net investment income                                     3,713.1       3,649.6       3,580.4
                                                       ----------    ----------    ----------

Canada                                                    2,251.7       2,186.1       2,193.8
United States                                             1,461.4       1,463.5       1,386.6
                                                       ----------    ----------    ----------
Total                                                  $  3,713.1    $  3,649.6    $  3,580.4
                                                       ==========    ==========    ==========

GENERAL FUNDS INVESTMENTS

Consistent with the nature of its policy obligations, Lifeco's subsidiaries invest the majority of their general funds in medium to long term fixed income obligations, primarily bonds. Notwithstanding a continued overall emphasis on fixed income investments, Lifeco's subsidiaries review investment strategy on an ongoing basis in light of current market conditions. In addition, close attention is given to matching cash flows and maturities of investments with policy liabilities. Further discussion is contained under the heading "Asset/Liability Management" on pages 21 & 22.

Authority for investment policy rests with the Boards of Directors of Great-West and GWL&A while operating authority is delegated to the investment officers and professional staff. The nature of Great-West's investments must comply with the requirements of the Insurance Companies Act and, as appropriate, with the Insurance Code of the State of Michigan, Great-West's state of entry in the United States. The nature of GWL&A's investments must comply with the Insurance Code of the State of Colorado.

The following table summarizes the composition of the consolidated invested assets of Lifeco, exclusive of segregated funds, at the dates indicated:

                                                                December 31
                                      ---------------------------------------------------------------
                                                           (dollars in millions)
                                              2001                  2000                  1999
                                      -------------------   -------------------   -------------------
                                          $          %          $          %          $          %
Bonds                                 32,581.4       64.3   30,326.1       63.5   30,397.3       64.5
Cash and certificates of deposit         837.3        1.7      740.3        1.5      746.6        1.6
Mortgages                              8,368.8       16.5    8,787.2       18.4    8,941.8       19.0
Stocks                                 1,378.5        2.7    1,132.6        2.4      808.8        1.7
Real estate                            1,271.7        2.5    1,211.5        2.5    1,105.8        2.3
Loans to policyholders                 6,212.7       12.3    5,583.4       11.7    5,161.6       10.9
                                      --------   --------   --------   --------   --------   --------

Total                                 50,650.4      100.0   47,781.1      100.0   47,161.9      100.0
                                      ========   ========   ========   ========   ========   ========

BONDS, CASH AND CERTIFICATES OF DEPOSIT

Fixed rate investments are carried at amortized cost net of any allowance for credit losses. While estimated market values vary somewhat from book value, it is expected that, in the absence of circumstances requiring an unusual degree of liquidity, Great-West and/or GWL&A will not be required to sell a significant amount of bonds and mortgages before maturity. Investment strategy emphasizes appropriate matching of asset cash flow with estimated liability requirements.

In the normal course of business Great-West and GWL&A will realize gains and losses from sales of bonds in its portfolio due to changes in interest rates, which are considered to be an adjustment of future portfolio yield and amortized to income over the period to maturity of the security sold. At December 31, 2001 realized unamortized gains totaled $530 million.

The following table shows the consolidated categories of bonds and cash and certificates of deposit at the dates indicated:

                                                         For the years ended December 31
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
                                                                   (in millions)
                                                                    (unaudited)
CANADA
Bonds(1)
     Government                                        $  6,124.1   $  5,741.1   $  7,623.9
     Corporate                                           10,144.6      9,804.1      8,976.4
Cash and certificates of deposit                            388.9        396.0        290.6
                                                       ----------   ----------   ----------

Total Canada                                           $ 16,657.6   $ 15,941.2   $ 16,890.9
                                                       ==========   ==========   ==========

UNITED STATES
Bonds(1)
     Government                                        $  5,012.1   $  3,609.0   $  2,870.0
     Corporate                                           11,300.6     11,171.9     10,927.0
Cash and certificates of deposit                            448.4        344.3        456.0
                                                       ----------   ----------   ----------

Total United States                                    $ 16,761.1   $ 15,125.2   $ 14,253.0
                                                       ==========   ==========   ==========

TOTAL                                                  $ 33,418.7   $ 31,066.4   $ 31,143.9
                                                       ==========   ==========   ==========

Market Value                                           $ 34,124.5   $ 31,219.9   $ 30,326.5
                                                       ==========   ==========   ==========

(1) Investments in bonds are carried at amortized cost net of any allowance for credit losses.

MORTGAGES

Great-West carries on its mortgage operations through regional offices in major cities in Canada and GWL&A in the United States, directly from its Denver head office. The portfolio of mortgages at December 31, 2001 was comprised of 29,033 residential single family loans totaling $2.5 billion and 1,613 apartment and commercial loans with a book value of $5.8 billion.

Lifeco's consolidated mortgage investment policy emphasizes a broadly diversified portfolio of residential, commercial and industrial mortgages. The following table illustrates the changes in book value of the consolidated mortgage portfolio by category in Canada and the United States for the dates indicated.

                                                                  December 31
                                      ------------------------------------------------------------------
                                              2001                   2000                   1999
                                      --------------------   --------------------   --------------------
                                          $           %          $           %          $           %
                                      --------    --------   --------    --------   --------    --------
                                                             (dollars in millions)
CANADA(1)
Residential
 - Single Family                       2,541.7        30.0    2,927.8        32.9    2,971.2        32.6
 - Apartments                          2,352.4        27.7    1,928.7        21.7    1,678.5        18.4
Retail and shopping centres              973.6        11.5    1,009.4        11.3    1,096.4        12.1
Office buildings                         780.2         9.2      817.7         9.2      883.4         9.7
Industrial                               644.3         7.6      722.1         8.1      805.9         8.9
Other                                    120.7         1.4      143.3         1.6      152.5         1.7
Allowance for credit losses              (21.3)          -      (26.9)          -      (52.8)          -
                                      --------    --------   --------    --------   --------    --------
Total Canada                           7,391.6        87.4    7,522.1        84.8    7,535.1        83.4
                                      ========    ========   ========    ========   ========    ========

UNITED STATES(1)
Residential
 - Single Family                             -           -          -           -          -           -
 - Apartments                            157.1         1.9      196.1         2.2      227.0         2.5
Retail and shopping centres              347.0         4.1      429.9         4.8      452.5         5.0
Office buildings                         360.2         4.2      483.6         5.4      526.7         5.8
Industrial                                70.1         0.8      105.2         1.2      129.4         1.4
Other                                    134.7         1.6      142.1         1.6      173.9         1.9
Allowance for credit losses              (91.9)          -      (91.8)          -     (102.8)          -
                                      --------    --------   --------    --------   --------    --------
Total U.S.                               977.2        12.6    1,265.1        15.2    1,406.7        16.6
                                      ========    ========   ========    ========   ========    ========

Total                                  8,368.8       100.0    8,787.2       100.0    8,941.8       100.0
                                      ========    ========   ========    ========   ========    ========

Market Value                           8,794.0                9,112.0                9,058.6
                                      ========               ========               ========

(1) Investments in mortgage loans are carried at amortized cost net of any allowance for credit losses.

In addition to its diversification by type of property, the mortgage portfolio is diversified geographically as follows:

                                        % of value of
                                       portfolio as at
Canada                                December 31, 2001
------                                -----------------
Ontario                                     56.3%
British Columbia                            17.0
Quebec                                      11.6
Alberta                                      7.5
Manitoba                                     3.5
Atlantic Provinces                           2.9
Saskatchewan                                 1.1
Territories and out
  of Canada                                  0.1
                                           -----
                                           100.0%
                                           =====

                                   % of value of
                                  portfolio as at
United States                    December 31, 2001
-------------                    -----------------
California                              29.3%
Michigan                                 9.3
Ohio                                     8.5
Illinois                                 8.5
New Jersey                               7.7
Minnesota                                5.2
Maryland, Virginia
 and District of Columbia                5.1
Florida                                  4.4
Georgia                                  3.5
Missouri                                 3.5
Others (12 states)                      15.0
                                       -----
                                       100.0%
                                       =====

NON-PERFORMING LOANS

Included in the value of invested assets are the following non-performing loans:

                                                           December 31
                                 ---------------------------------------------------------------
                                         2001                  2000                  1999
                                 -------------------   -------------------   -------------------
                                                          (in millions)
                                                           (unaudited)

                                   # of                  # of                  # of
                                   Loans     Amount      Loans     Amount      Loans     Amount
                                 --------   --------   --------   --------   --------   --------
Asset Class
     Bonds                             18   $  152.3          6   $   36.3          -   $      -
     Mortgage loans                    60       18.1         47       28.8         82       79.6
     Foreclosed real estate             4       16.9          3        7.4          8       16.7
                                 --------   --------   --------   --------   --------   --------
     Total                             82   $  187.3         56   $   72.5         90   $   96.3
                                 ========   ========   ========   ========   ========   ========

Geographic
     Canada                            68   $   48.8         49   $   38.4         80   $   61.5
     United States                     14      138.5          7       34.1         10       34.8
                                 --------   --------   --------   --------   --------   --------
     Total                             82   $  187.3         56   $   72.5         90   $   96.3
                                 ========   ========   ========   ========   ========   ========

Non-performing loans include non-accrual loans and foreclosed real estate held for sale. Bond and mortgage investments are reviewed on a loan-by-loan basis to determine non-performing status. Loans are classified as non-accrual when:
     (1) Payments are 90 days or more in arrears, except in those cases where, in the opinion of management there is justification to continue to accrue interest; or
     (2) The Company no longer has reasonable assurance of timely collection of the full amount of the principal and interest due; or
     (3) Modified/restructured loans are not performing in accordance with the contract.
Where appropriate, provisions are established or write-offs made to adjust the carrying value to the net realizable amount. Wherever possible, the fair value of collateral underlying the loans or observable market price is used to establish net realizable value.

Non-accrual bonds increased to $152.3 in 2001 from $36.3 the previous year.

Non-accrual mortgages decreased to $18.1 million at December 31, 2001 from $28.8 million at the previous year-end. The non-performing loans at December 31, 2001 included, in Canada, 55 residential single-family loans totaling $5.3 million, and 3 commercial loans totaling $4.5 million, and in the United States 2 loans totaling $8.3 million.

Foreclosed real estate increased to $16.9 million at December 31, 2001 representing 3 properties in the United States. During 2001, 1 property was sold. There were 2 foreclosures in 2001.

The following table shows the amount and the in year changes of the Allowance for Credit Losses for the years applicable.

                                                                     December 31
                                                       --------------------------------------
                                                          2001          2000          1999
                                                       ----------    ----------    ----------
                                                                   (in millions)
                                                                    (unaudited)
Balance beginning of year                              $    146.9    $    177.8    $    203.1
                                                       ----------    ----------    ----------

Provision for credit losses charged to operations
     - normal                                                 4.0         (16.4)        (11.6)
     - cyclical                                                 -             -          (6.1)
Recoveries of prior write-offs                                2.3           9.9           9.1
Write-offs - restructured loans                                 -          (4.7)            -
Write -offs - other loans                                   (14.5)        (58.5)         (9.1)
Other - including foreign exchange rate changes               6.8          38.8          (7.6)
                                                       ----------    ----------    ----------
Balance - end of year                                  $    145.5    $    146.9    $    177.8
                                                       ==========    ==========    ==========

Asset Class
     Bonds                                             $     32.3    $     28.2    $     21.3
     Mortgage loans                                         113.2         118.7         155.6
     Foreclosed real estate                                     -             -           0.9
                                                       ----------    ----------    ----------
     Total                                             $    145.5    $    146.9    $    177.8
                                                       ==========    ==========    ==========

Geographic
     Canada                                            $     45.8    $     43.2    $     56.7
     United States                                           99.7         103.7         121.1
                                                       ----------    ----------    ----------
     Total                                             $    145.5    $    146.9    $    177.8
                                                       ==========    ==========    ==========

The allowance for credit losses includes general provisions, established at a level that together with the provision for future credit losses included in policy liabilities, reflects Lifeco's estimate of potential future credit losses.

Included in mortgage investments are the following modified/restructured loans:

                                                                    December 31
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
                                                                   (in millions)
                                                                    (unaudited)
Canada                                                 $     63.2   $     76.9   $    102.6
United States                                               172.8        221.4        230.2
                                                       ----------   ----------   ----------
Total                                                  $    236.0   $    298.3   $    332.8
                                                       ----------   ----------   ----------

These loans are performing in accordance with their current terms.

STOCKS

Investment in stocks at December 31, 2001 totalled $1,252.2 million in Canada and $126.3 million in the United States, representing approximately 2.7% of total invested assets. The following table shows the categories of stocks held by Lifeco at the dates indicated:

                                                                    December 31
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
                                                                   (in millions)
                                                                    (unaudited)
Preferred shares at cost                               $    287.7   $    227.3   $    212.9
Common, convertible preferred and other shares
  at cost                                                 1,059.4        867.0        583.1
Adjustment(1)                                                31.4         38.3         12.8
                                                       ----------   ----------   ----------
Total                                                  $  1,378.5   $  1,132.6   $    808.8
                                                       ==========   ==========   ==========

Market value                                           $  1,410.3   $  1,263.3   $    888.3
                                                       ==========   ==========   ==========

(1) Adjustment: Investments in stocks are carried at cost plus a moving average market value adjustment of 15% per annum. Market values for public stocks are generally determined by the closing sale price of the security on the exchange where it is principally traded. Market values for stocks for which there is no active market, are determined by management.

At December 31, 2001 the preferred share portfolio consisted of $127.7 million of securities of private companies and $160.0 million of public companies; the common and convertible preferred share portfolio consisted of $171.0 million of securities of private companies and $888.4 million of public companies.

REAL ESTATE

The following table shows the real estate assets by category in Canada and the United States for the dates indicated:

                                                             December 31
                                                -------------------------------------
                                                   2001          2000         1999
                                                ----------    ----------   ----------
                                                            (in millions)
                                                             (unaudited)
CANADA(1)
Head office                                     $     89.7    $     89.2   $     87.2
Income producing                                     861.2         841.8        785.6
Land and property under development                   43.8          42.7         24.5
Acquired by foreclosure                                  -           4.3          2.1
Ground rents                                           1.7           2.3          2.3
Moving average market value adjustment                75.4          59.5         45.0
                                                ----------    ----------   ----------
           Sub-total                            $  1,071.8    $  1,039.8   $    946.7
                                                ----------    ----------   ----------

UNITED STATES(1)
Head office                                     $    184.4    $    157.1   $    146.5
Income producing                                       2.9           5.2          3.9
Land and property under development                    0.5             -            -
Acquired by foreclosure                               16.9           3.2         14.6
Ground rents                                             -             -            -
Moving average market value adjustment                (4.8)          6.3         (5.9)
                                                ----------    ----------   ----------
           Sub-total                            $    199.9    $    171.8   $    159.1
                                                ----------    ----------   ----------

Total                                           $  1,271.7    $  1,211.6   $  1,105.8
                                                ==========    ==========   ==========

Market Value                                    $  1,510.5    $  1,422.7   $  1,271.5
                                                ==========    ==========   ==========

(1) Investments in real estate are carried at cost net of write-downs and allowances for loss, plus a moving average market value adjustment of 10% per annum, which represents a portion of the difference between adjusted book value and year-end market value for real estate properties and ground rents owned by the company. Market values for all properties are determined annually by management based on a combination of the most recent independent appraisal and current market data available. Appraisals of all properties are conducted at least once every three years by independent qualified appraisers.

Great-West owns its head office complex located in Winnipeg, Manitoba, consisting of three connected buildings containing 500,000 square feet situated on approximately 16.4 acres of land. London Life owns its head office complex located in London, Ontario which contains a total of 632,000 square feet and a nearby storage facility with an additional 100,000 square feet.

In the United States, GWL&A owns an office building complex in the Denver, Colorado area containing 691,000 square feet and an adjoining building containing approximately 61,000 square feet. These buildings are the headquarters for GWL&A's operations.

The balance of real estate is held for investment purposes. It is categorized into the following portfolios: developed income producing properties, land held for development, properties under development, properties acquired by foreclosure and ground rents.

Developed income producing real estate consisted of 71 properties in the Canadian operations and 2 in the United States operation. The total net book value of these properties was $864 million at December 31, 2001.

Land held for development and properties under development were carried at a book value of $43.8 million at December 31, 2001 and consisted of 8 properties in Canada.

Real estate acquired by foreclosure consisted of 3 foreclosed properties carried at a book value of $16.9 million in the United States.

POLICY LOANS

Under most permanent individual life insurance policies and some annuities issued by Great-West, the individual policyowner has the right to obtain a policy loan on the security of the cash value of the policy. These loans then become investments of the insurance company. On policies issued prior to 1968, there are contractual limits on the loan interest rates ranging from 5 to 6%. On policies issued subsequent to this date, there is no contractual limit on the interest rate for policy loans. Great-West has an established policy for setting policy loan interest rates, which takes into account factors such as the current bank prime rate and industry guidelines on setting policy loan interest rates.

In the United States, policy loan rates are set by state legislation and loan rates of most newly issued policies may not exceed certain maximum interest rates as determined by recognized bond indices.

The following table sets out the details of policy loans outstanding at December 31:

                                      2001                                          2000
                  -------------------------------------------   -------------------------------------------
Policy Loans(1)   Participating   Non-participating    Total    Participating   Non-participating    Total
---------------   -------------   -----------------   -------   -------------   -----------------   -------
                                                        (in millions)
Canada            $       1,405   $              28   $ 1,433   $       1,339   $              14   $ 1,353
United States             4,337                 443     4,780           3,728                 502     4,230
                  -------------   -----------------   -------   -------------   -----------------   -------
Total             $       5,742   $             471   $ 6,213   $       5,067   $             516   $ 5,583
                  =============   =================   =======   =============   =================   =======

(1) Loans to policyholders are shown at their unpaid balance and are fully secured by the cash surrender values of the policies.

ASSET/LIABILITY MANAGEMENT

The asset portfolios of Great-West and GWL&A support the obligations to customers and contribute returns for both participating policyholders and shareholders.

The investment objectives of Great-West and GWL&A are safety of the principal amount of investments and maximization of investment return. Fluctuating interest rates can materially affect investment returns, as asset and liability values may respond differently to changes in interest rates. This interest rate risk is controlled by managing assets and liabilities in relation to each other, rather than separately.

Two elements of asset/liability management are cashflow sensitivity management and cashflow matching.

1)   Cashflow Sensitivity Management

In an environment of fluctuating interest rates, the stability of a company's assets and liabilities can be affected in quite different ways. An increase in interest rates reduces the market value of fixed income assets. If, during a time of rising interest rates, customers are in a position to redeem policies at little or no cost and reinvest the proceeds at higher rates elsewhere, the company may be forced to raise funds by selling assets at those reduced market values. The loss involved in this process is an example of adverse sensitivity to a rise in interest rates. Similarly, during a period of declining interest rates, if borrowers have the option to prepay their loan, and refinance at lower yields elsewhere, the company may be faced with reinvestment at lower yields. The lost yield on reinvestment is an example of the adverse sensitivity to a decline in interest rates. The extent to which a significant change in interest rates causes the timing of cashflow to be altered to the detriment of the company is one form of cashflow sensitivity.

Cashflow sensitivity is managed by Great-West and GWL&A using a combination of measures for both the assets and liabilities.

The stability of liabilities has been improved by designing and marketing products, particularly annuities, which have a fixed or determinate term or, if the term is not fixed, that have surrender provisions which reflect current financial market conditions.

Similarly, the potential for adverse interest rate sensitivity of assets is minimized by restricting the degree to which call and repayment options are granted to borrowers. Where options are granted, the asset portfolios are adjusted as necessary to recognize the increased interest rate sensitivity.

2)   Cashflow Matching

Cashflow matching refers to the process of acquiring assets whose cashflows in amount and timing mirror as much as possible those of the liabilities.

Great-West and GWL&A emphasize cashflow matching at time of liability creation. As new liabilities are generated or existing liabilities repriced, fixed income assets are acquired with similar payment characteristics. In practice this requires the acquisition of short term or floating rate assets to match short-term liabilities, medium term bonds and mortgages for certain annuity products, and terms as long as 15 to 20 years for single premium annuities not subject to withdrawal.

Asset portfolios are also adjusted over time to maintain the desired relationship between assets and liabilities. The requirement to make such adjustments will depend on the quality of the initial matching, and on the degree of cashflow sensitivity to fluctuating interest rates.

Fixed income derivatives are utilized on occasion to adjust interest rate reset dates of assets to better match that of the liabilities. Their availability enhances the ability of Great-West and GWL&A to manage exposure to fluctuating interest rates.

Both Great-West and GWL&A believe their processes and techniques enable them to reasonably measure the effect of interest rate fluctuations on their business and to make adjustments to control the identified risks.

ACCOUNTING

Lifeco, as a Canadian reporting insurance holding company, has adopted the same accounting practices as its principal operating subsidiary in Canada, Great-West. Great-West prepares its financial statements in accordance with generally accepted accounting principles with certain modifications specified by the Superintendent of Financial Institutions, Canada.

Lifeco's insurance subsidiaries maintain distinct accounts for participating and non-participating business. Both net income and surplus amounts are attributed to the participating policyholder and shareholder accounts. A portion, as restricted by law, of the distributions from the participating account is credited to the shareholder account.

Lifeco's shareholder surplus from which shareholder dividends are paid is derived from dividends paid by its subsidiaries together with any other income earned by Lifeco's net assets.

Accounting methods employed by insurers, the segregation of results between accounts and the allocation of investment income and expense are closely monitored through regular supervisory examinations.

POLICY LIABILITIES

In each insurance subsidiary an actuary is responsible for policy liability determination. For Canadian GAAP, each actuary must follow generally accepted actuarial practice. Assumptions about future asset yields, timing of cash flows, rates of mortality, morbidity and other claim contingencies, expense and policy terminations must be realistic together with an appropriate provision for adverse deviation. As well, an actuary must comply with any valuation directives from OSFI.

To the extent that the valuation assumptions employed are more conservative than the assumptions used in the calculation of premium rates, the initial policy liabilities will cause an earnings strain because in the year of sale of a policy, selling expenses and policy liabilities (which must be established in the first year) will exceed premium income. To the extent the valuation assumptions prove to be conservative, this first year earning strain is offset by higher net earnings in the years following.

INCOME TAXES

Lifeco is taxed in Canada on its net income after deducting dividends from subsidiaries.

Income taxes are payable by life insurers under the Income Tax Act (Canada) and applicable provincial tax acts on their taxable income from carrying on business in Canada as determined by special rules relating to life insurers.

Life insurers are required to pay a 15% Investment Income Tax on investment income deemed to be credited to Canadian life insurance policies. Also, a Large Corporations Tax, equal to 0.2250% of the Canadian capital and surplus and Canadian real estate is payable. Capital tax is also payable at the rate of 1.5% on Canadian capital and surplus. Federal Income tax is creditable against the capital tax otherwise payable.

In the United States, stock life insurers, including non-resident life insurers, are taxed upon their gain from operations on United States business (as determined by special rules relating to life insurers).

The United States taxable income of non-resident life insurers may include investment income in excess of the investment income attributed by Great-West to its United States business.

The United States Revenue Reconciliation Act of 1990 requires that a life insurance company capitalize expenses equal to the following percentages of premium income, except premium arising from qualified plans, and amortize those expenses over 10 years.

     Annuity Contracts                                   1.75%
     Group Life Insurance Contracts                      2.05%
     Other Life Insurance and
       Non-Cancellable Health Contracts                  7.70%

For business conducted outside Canada or the United States, Lifeco's subsidiaries are subject to tax laws and regulations enacted in those jurisdictions.

PREMIUM TAXES

In Canada, premium taxes are paid on life and health insurance premiums to the provincial and territorial governments. In the United States, premium taxes are also extended to certain annuity products and are paid to each state and some municipalities. The premium tax rate varies and ranges up to 4.27%. Premium taxes are deductible for income tax purposes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's Discussion and Analysis, set forth on pages 16 through 53 of Lifeco's 2001 Annual Report, is hereby incorporated by reference.

                              MARKET FOR SECURITIES

Lifeco's common shares, Non-Cumulative First Preferred Shares, Series "B", Non-Cumulative First Preferred Shares, Series "C", Non-Cumulative First Preferred Shares, Series "D", and Non-Cumulative Class A Preferred Shares, Series 1 are listed and posted for trading on The Toronto Stock Exchange.

                    GLOSSARY OF INSURANCE AND FINANCIAL TERMS

A Glossary of Insurance and Financial Terms, set forth on pages 95 and 96 of Lifeco's 2001 Annual Report, is hereby incorporated by reference.

DIRECTORS AND OFFICERS

DIRECTORS

Name and Municipality                 Director              Principal Occupation
of Residence                          Since                 within the Five Preceding Years
------------------------------------  -----------------     -------------------------------------------------
Gail S. Asper(1)                      April 23, 1998        Corporate Secretary, CanWest Global
Winnipeg, Manitoba                                          Communications Corporation (an international
                                                            media company); President, CanWest Global
                                                            Foundation (a private charitable foundation)

James W. Burns, O.C.(2)(3)            May 15, 1986          Chairman of the Boards of Lifeco, Great-West,
Winnipeg, Manitoba                                          LIG, and London Life; Deputy Chairman,
                                                            Power Corporation of Canada (a holding and
                                                            management corporation)

Orest T. Dackow(3)                    April 22, 1992        Corporate Director; formerly President and
Castle Rock, Colorado                                       Chief Executive Officer, Lifeco

Andre Desmarais(3)                    April 22, 1992        President and Co-Chief Executive Officer,
Westmount, Quebec                                           Power Corporation of Canada (a holding and
                                                            management corporation); Deputy Chairman,
                                                            Power Financial Corporation (a holding
                                                            corporation with substantial interests in the
                                                            financial services industry)

The Honourable                        May 15, 1986          Chairman of the Executive Committee,
Paul Desmarais, P.C., C.C.                                  Power Corporation of Canada (a holding and
Westmount, Quebec                                           management corporation)

Paul Desmarais, Jr.(2)(3)             May 15, 1986          Chairman and Co-Chief Executive Officer,
Westmount, Quebec                                           Power Corporation of Canada (a holding and
                                                            management corporation); Chairman, Power
                                                            Financial Corporation (a holding corporation
                                                            with substantial interests in the financial
                                                            services industry)

Robert Gratton(2)(3)                  April 25, 1990        President and Chief Executive Officer,
Outremont, Quebec                                           Power Financial Corporation (a holding
                                                            corporation with substantial interests in the
                                                            financial services industry); Chairman of the
                                                            Board, GWL&A

DIRECTORS

Name and Municipality                 Director              Principal Occupation
of Residence                          Since                 within the Five Preceding Years
------------------------------------  -----------------     -------------------------------------------------
Charles H. Hollenberg, M.D., O.C.(3)  May 15, 1986          Senior Consultant, Cancer Care Ontario
Toronto, Ontario

Daniel Johnson                        April 22, 1999        Of Counsel to McCarthy Tetrault LLP
Montreal, Quebec                                            (Barristers and Solicitors) since 1998; Prime
                                                            Minister of Quebec in 1994 and Leader of
                                                            the Opposition from 1994-1998

Kevin P. Kavanagh(3)                  May 15, 1986          Corporate Director;
Winnipeg, Manitoba                                          Chancellor, Brandon University

J. Blair MacAulay(2)(3)               May 15, 1986          Of Counsel to Fraser Milner Casgrain LLP
Oakville, Ontario                                           (Barristers & Solicitors)

The Right Honourable                  January 27, 1994      Corporate Director and Business Consultant
Donald F. Mazankowski,                                      since June, 1993; previously Member of the
P.C., O.C.(3)                                               Parliament of Canada, Deputy Prime
Vegreville, Alberta                                         Minister and Minister of Finance

William T. McCallum(3)                April 28, 1993        Co-President and Chief Executive Officer of
Cherry Hills, Colorado                                      Lifeco since April 2000;
                                                            President and Chief Executive Officer,
                                                            GWL&A

Raymond L. McFeetors(3)               April 28, 1993        Co-President and Chief Executive Officer of
Winnipeg, Manitoba and                                      Lifeco since April 2000;
London, Ontario                                             President and Chief Executive Officer of
                                                            Great-West, LIG and London Life

Randall L. Moffat(1)                  May 15, 1986          Corporate Director; formerly Chairman and
Winnipeg, Manitoba                                          President, Moffat Communications Limited
                                                            (television and cable broadcasting)

Jerry E. A. Nickerson(1)(2)(3)        May 15, 1986          Chairman of the Board, H. B. Nickerson &
North Sydney, Nova Scotia                                   Sons Limited (a management and holding
                                                            company)

Gordon F. Osbaldeston, P.C., C.C.     April 23, 1998        Corporate Director; former Clerk of the
London, Ontario                                             Privy Council and Secretary to the Canadian
                                                            Cabinet; former Under-Secretary of State for
                                                            Economic Development

DIRECTORS

Name and Municipality                 Director              Principal Occupation
of Residence                          Since                 within the Five Preceding Years
-----------------------------------   -----------------     -------------------------------------------------
The Honourable                        May 15, 1986          Vice-Chairman, Power Corporation of
P. Michael Pitfield, P.C., Q.C.                             Canada (a holding and management
Westmount, Quebec                                           corporation); Member of the Senate of
                                                            Canada

Michel Plessis-Belair, F.C.A.(1)(3)   April 25, 1990        Vice-Chairman and Chief Financial Officer,
Town of Mount Royal, Quebec                                 Power Corporation of Canada (a holding
                                                            and management corporation); Executive
                                                            Vice-President and Chief Financial Officer,
                                                            Power Financial Corporation (a holding
                                                            corporation with substantial interests in the
                                                            financial services industry)

H. Sanford Riley                      November 26, 1997     Chairman of the Board, Investors Group
Winnipeg, Manitoba                                          Inc. (a financial services corporation);
                                                            formerly President and Chief Executive
                                                            Officer, Investors Group Inc.

Guy St-Germain, C.M.(1)(3)            April 24, 1991        President, Placements Laugerma Inc. (a
Outremont, Quebec                                           private holding company)

Gerard Veilleux, O.C.(1)              April 23, 1998        Vice-President, Power Corporation of
Montreal, Quebec                                            Canada (a holding and management
                                                            corporation)

All directors are elected to hold office until the close of the next annual meeting of shareholders.

Lifeco has an Audit Committee, a Stock Option Plan Administrative Committee and an Executive Committee. Those directors designated by "(1)" are members of the Audit Committee, those directors designated by "(2)" are members of the Stock Option Plan Administrative Committee, and those directors designated by "(3)" are members of the Executive Committee.

EXECUTIVE OFFICERS

Name and Municipality                 Principal Occupation
of Residence                          within the Five Preceding Years
----------------------------------    -----------------------------------------------------
Raymond L. McFeetors                  Co-President and Chief Executive Officer, Lifeco
Winnipeg, Manitoba and                since April 2000; President and Chief Executive
London, Ontario                       Officer of Great-West, LIG and London Life

William T. McCallum                   Co-President and Chief Executive Officer, Lifeco
Cherry Hills, Colorado                since April 2000; President and Chief Executive
                                      Officer, GWL&A

Mitchell T. G. Graye                  Vice-President, Finance, United States, Lifeco;
Castle Rock, Colorado                 Executive Vice-President and Chief Financial
                                      Officer, GWL&A

D. Craig Lennox                       Vice-President, Counsel and Secretary, United
Englewood, Colorado                   States, Lifeco; Senior Vice-President, General
                                      Counsel and Secretary, GWL&A

William W. Lovatt                     Vice-President, Finance, Canada, Lifeco; Executive
Winnipeg, Manitoba                    Vice-President and Chief Financial Officer, Great-
                                      West, LIG and London Life

Sheila A. Wagar, Q.C.                 Vice-President, Counsel and Secretary, Canada,
Winnipeg, Manitoba                    Lifeco; Senior Vice-President, General Counsel and
                                      Secretary, Great-West, LIG and London Life

Unless otherwise indicated, all of the directors and officers have been engaged for not less than five years in their present principal occupations or in another executive capacity with the companies or firms identified.

As of March 8, 2002, the directors and officers of Lifeco, as a group, beneficially owned, directly or indirectly, 1,009,093 shares or 0.27% of the voting securities of Lifeco.

Mr. Paul Desmarais and associates have voting control of Power Corporation of Canada. As of March 8, 2002, Power Financial Corporation, a subsidiary of Power Corporation of Canada, controlled, directly or indirectly, 303,691,244 common shares or 82.35% of the outstanding common shares of Lifeco, representing approximately 64.99% of the voting rights attached to all of the outstanding voting shares of Lifeco.

                             ADDITIONAL INFORMATION

When the securities of Lifeco are in the course of a distribution under a preliminary short from prospectus or a short form prospectus, Lifeco will provide any person, upon request to the Vice-President, Counsel and Secretary, Canada, 100 Osborne Street North, Winnipeg, Manitoba, R3C 3A5, with one copy of:

(a) Lifeco's latest Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the Annual Information Form;

(b) the comparative financial statements of Lifeco for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditor and one copy of the most recent interim financial statements of Lifeco that have been filed for any period after the end of its most recently completed financial year;

(c) the Management Proxy Circular of Lifeco in respect of its most recent annual meeting of shareholders that involved the election of directors; and

(d) any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus that are not provided under clauses (a), (b) or (c) above.

At any other time, Lifeco will provide any person, upon request in the manner set out above, with a copy of the documents referred to in clauses (a), (b) and
(c) above, provided that Lifeco may require the payment of a reasonable charge if the request is made by a person who is not a security holder of Lifeco.

Additional information in respect of Lifeco, including directors and officers remuneration and indebtedness, principal holders of its securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in Lifeco's Management Proxy Circular for its most recent annual meeting of shareholders that involved the election of directors. Additional financial information is provided in Lifeco's comparative financial statements for its most recently completed financial year.

                              TRADEMARK INFORMATION

Great-West Life and key design are trademarks of The Great-West Life Assurance Company

London Life, Freedom 55, Freedom 55 Financial, London Insurance Group, London Reinsurance Group and LRG, London Guarantee and London Guarantee Insurance Company are trademarks of London Life Insurance Company.

Quadrus Investment Services Ltd. and design, Quadrus and Quadrus Group of Funds are trademarks of Quadrus Investment Services Ltd.